UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2015

Threshold Pharmaceuticals, Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-32979 (Commission File Number)	94-3409596 (I.R.S. Employer Identification No.)

170 Harbor Way, Suite 300 South San Francisco, California (Address of principal executive offices)	94080 (Zip Code)

Registrant’s telephone number, including area code: (650) 474-8200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 16, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Threshold Pharmaceuticals, Inc. (“Threshold” or the “Company”) committed to implementing a workforce reduction constituting approximately two-thirds of the Company’s workforce. The Company notified employees affected by the workforce reduction on December 17, 2015. All affected employees will be eligible to receive, among other things, specified severance payments based on the applicable employee’s level and years of service with the Company (except to the extent that the affected employee is a party to a pre-existing severance agreement with Threshold), and will be eligible for an up to 2-year extension of the post-termination exercise period for their outstanding vested stock options. The Company expects to complete the workforce reduction by December 31, 2015.

On December 7, 2015, the Company announced that its two pivotal Phase 3 clinical trials evaluating evofosfamide for the treatment of patients with advanced pancreatic cancer (MAESTRO) and advanced soft tissue sarcoma (TH-CR-406/SARC021) failed to meet their primary endpoints of demonstrating a statistically significant improvement in overall survival as agreed upon with the United States Food and Drug Administration. The Company is undertaking the workforce reduction to reduce its expenses and preserve capital while determining the appropriate path forward for evofosfamide and completing the Company’s current two Phase 2 proof-of-concept trials evaluating tarloxotinib bromide: one for the treatment of patients with mutant EGFR-positive, T790M-negative advanced non-small cell lung cancer progressing on an EGFR tyrosine kinase inhibitor, and the other for patients with recurrent or metastatic squamous cell carcinomas of the head and neck or skin.

As a result of the workforce reduction, the Company estimates that it will record in the fourth quarter of 2015, a one-time severance-related charge totaling approximately $2.6 million, which includes a non-cash charge of approximately $0.3 million related to the extension of the post-termination exercise period for the outstanding vested stock options for the affected employees. The severance-related charge that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially.. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2015, Robert Simon, the Company’s Senior Vice President of Regulatory Affairs and Nipun Davar, the Company’s Senior Vice President, Pharmaceutical Development and Manufacturing, both of whom are “named executive officers” as defined under the federal securities laws, were notified that their positions would be eliminated as part of the workforce reduction, in each case effective December 31, 2015. Dr. Davar and Mr. Simon depart in good standing with Threshold. Under the Company’s severance agreements with each of Dr. Davar and Mr. Simon, Dr. Davar and Mr. Simon are entitled to severance benefits in the form of twelve months of their respective base salaries as in effect as of the December 31, 2015 termination date. Dr. Davar and Mr. Simon are also eligible for an up to 2-year extension of the post-termination exercise period for their outstanding vested stock options, which benefit was provided to all employees affected by the workforce reduction reported under Item 2.05 hereof.

This Current Report on Form 8-K contains “forward-looking” statements, including, without limitation, statements related to the estimated cash expenditures associated with one-time termination benefits, the expected timing for completion of the workforce reduction and the expected completion of the Company’s current two Phase 2 proof-of-concept trials evaluating tarloxotinib bromide. Any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Company’s ability to implement the workforce reduction as currently anticipated, the impact of the workforce reduction on the Company’s business and unanticipated charges not currently contemplated that may occur as a result of the workforce reduction, risks related to the Company’s ability to complete the ongoing Phase 2 proof-of-concept trials of tarloxotinib bromide, and the Company’s need for and the availability of resources to develop its product candidates and to support the Company’s operations. The Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 2, 2015, contains under the heading, “Risk Factors,” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Threshold Pharmaceuticals, Inc.

Date: December 18, 2015	By:	/s/ Joel A. Fernandes
	Name:	Joel A. Fernandes
	Title:	Vice President, Finance and Controller